As filed with the Securities and Exchange Commission on June 6, 2000

                                                   Registration No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                   LABORATORY CORPORATION OF AMERICA HOLDINGS
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                    358 South Main Street               13-3757370
(State or other jurisdiction of   Burlington, North Carolina 27215      (I.R.S. Employer
incorporation or organization)             (336) 229-1127            Identification Number)

                  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            -----------------------

                               Bradford T. Smith
                   Executive Vice President, General Counsel,
                   Corporate Compliance Officer and Secretary
                   Laboratory Corporation of America Holdings
                             358 South Main Street
                        Burlington, North Carolina 27215
                                 (336) 229-1127
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                   Copy to:
                                PETER R. DOUGLAS
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                            -----------------------

                                         CALCULATION OF REGISTRATION FEE
=======================================================================================================
                                                                        Proposed
                                                   Proposed Maximum      Maximum
   Title of Each Class of        Amount to be    Offering Price Per     Aggregate         Amount of
Securities to be Registered       Registered            Unit(1)      Offering Price(1) Registration Fee
-------------------------------------------------------------------------------------------------------

Common Stock
   ($0.10 par value).........  2,500,000 shares     $68.21875        $170,546,875       $45,025.00
========================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee. Calculated pursuant to Rule 457(c) on the basis of the average of the high and low reported prices of the Registrant's Common Stock on the New York Stock Exchange on June 5, 2000.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued June 6, 2000

                               2,500,000 SHARES
                           LABORATORY CORPORATION OF
                                AMERICA HOLDINGS
                                  COMMON STOCK

                            -----------------------

All of these shares are being offered for sale from time to time by Roche Holdings, Inc.

                            -----------------------

The common stock is traded on the New York Stock Exchange under the symbol "LH." On June 5, 2000, the last reported sale price for the common stock on the New York Stock Exchange was $66.875 per share.

                            -----------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -----------------------

June   , 2000

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------
                                                                          Page
                                                                          ----

Where You Can Find More Information..........................................1
Our Business.................................................................2
Market Prices of Common Stock................................................3
Selling Stockholder..........................................................4
Plan of Distribution.........................................................5
Legal Matters................................................................5
Experts......................................................................5

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, registration statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference rooms at 7 World Trade Center, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 450 Fifth Street, N.W. Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We have filed with the SEC a registration statement under the Securities Act of 1933 to register the common stock offered by this prospectus. This prospectus is only part of the registration statement and does not contain all of the information in the registration statement and its exhibits because certain parts are allowed to be omitted by SEC rules. Statements in this prospectus about documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summary statements and may not contain all the information that may be important to you. For further information about us, and the common stock offered under this prospectus, you should read the registration statement, including its exhibits and the documents incorporated into it by reference.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporated by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common stock offered under this prospectus is sold.

     1.   Annual Report on Form 10-K for the fiscal year ended December 31,
          1999;

     2.   Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     3. Current reports on Form 8-K dated January 14, 2000, February 15, 2000, March 6, 2000, March 23, 2000, April 4, 2000, April 19, 2000,
          April 24, 2000, May 2, 2000 and May 4, 2000; and

     4. The description of the common stock in the registration statements filed by us pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

     You may request a copy of these filings at no cost, by contacting us at the following address:

                      Laboratory Corporation of America Holdings
                      358 South Main Street
                      Burlington, North Carolina 27215
                      (336) 229-1127
                      Attention: Bradford T. Smith

                                  OUR BUSINESS

     Laboratory Corporation of America Holdings, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 1999 net revenues. Through a national network of laboratories, we offer more than 2,000 different clinical laboratory tests which are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. Since our founding in 1971, we have grown into a network of 25 major laboratories and approximately 1,200 service sites consisting of branches, patient service centers and STAT laboratories (laboratories that have the ability to perform certain routine tests quickly and report results to the physician immediately), serving clients in 50 states.

     Our company was formerly known as National Health Laboratories Holdings Inc., which merged in 1995 with Roche Biomedical Laboratories, Inc., an indirect subsidiary of Roche Holdings, Inc. We then changed our name to Laboratory Corporation of America Holdings.

Recent Developments

     During May 2000, our stockholders approved a 1 for 10 reverse stock split. As a result, the number of authorized shares of common stock decreased from 520,000,000 to 52,000,000 and the par value increased from $0.01 to $0.10. All references to common stock, common shares outstanding and per share amounts have been restated to reflect the 1 for 10 common stock split on a retroactive basis.

     On June 6, 2000 we announced the call for redemption on July 7, 2000 all of our outstanding 8 1/2% Series A Convertible Exchangeable Preferred Stock and 8 1/2% Series B Convertible Pay-in-Kind Preferred Stock.

     The redemption price for both the Series A and Series B preferred stock is $52.83 per preferred share. The Series A preferred stock is currently, and following June 30, 2000 the Series B preferred stock will be, convertible into our common stock at the rate of 1.81818 common shares per preferred share at any time prior to 5:00 p.m., New York City time, on July 6, 2000. At such time, assuming holders have not previously converted their preferred stock and that we pay intervening dividends on the Series B preferred stock in additional shares of Series B preferred stock, there will be 4,229,175 and 7,283,445 shares of Series A and Series B preferred stock, respectively, outstanding. Conversion of all such shares of preferred stock into common stock would result in the issuance of a total of 20,932,015 shares of common stock, which, together with the 13,341,038 common shares outstanding, would bring the total number of shares outstanding to 34,273,053. Based on the closing price of the common stock on the New York Stock Exchange on June 5 of $66.875, each preferred share currently has a value of $121.59 (on an as-converted basis). Holders may elect to convert preferred stock in whole or in part, with cash to be paid in lieu of fractional common shares. We also stated that we intend to declare dividends on the outstanding Series A and Series B preferred stock through the redemption date and that our bank syndicate has agreed to the amendment of our credit facility to provide funding, if required, to the extent shares of Series A preferred stock and any shares of Series B preferred stock held by investors other than Roche Holdings, Inc. are not converted prior to redemption.

     In the first quarter of 2000, we reported diluted earnings per common share on a basis that reflected the conversion of all shares of Series A and Series B preferred stock into common shares outstanding at March 31, 2000.

     Also, we reported that Roche Holdings, Inc. (which we call the Selling Stockholder) has indicated that it plans to sell up to 2,500,000 shares of common stock to a limited number of investors in order not to become a majority shareholder of our company. See "Selling Stockholder."

                         MARKET PRICES OF COMMON STOCK

     Our common stock has been listed and traded on the New York Stock Exchange since May 1, 1995. The following table sets forth the high and low sales prices per share reported on the NYSE Composite Tape, based upon information supplied by the Exchange and reflecting the 1 for 10 reverse common stock split on a retroactive basis.

                                                           Market Price
                                                     -----------------------
Period                                                  High          Low
                                                     ----------    ---------
1998:
   First Quarter..................................   $ 21.875        15.625
   Second Quarter.................................     27.50         18.125
   Third Quarter..................................     24.375        11.25
   Fourth Quarter.................................     18.75         11.875
1999:
   First Quarter..................................     23.125        12.50
   Second Quarter.................................     29.375        16.875
   Third Quarter..................................     32.50         22.50
   Fourth Quarter.................................     38.75         24.375
2000
   First Quarter..................................     46.875        31.25
   Second Quarter (through June 5, 2000)..........     74.625        39.375

     On June 5, 2000, the last reported sale price of the common stock on the New York Stock Exchange was $66.875.

                              SELLING STOCKHOLDER

     The Selling Stockholder intends to dispose of shares of common stock through purchase and sale transactions with a limited number of independent investors in order not to become a majority shareholder in our company. As of June 1, 2000, the Selling Stockholder owned 6,132,926 shares of common stock (approximately 46% of the common stock outstanding) and 6,301,255 shares of Series B preferred stock (approximately 89% of the Series B preferred stock outstanding). At June 30, assuming the Selling Stockholder sells the full amount of the 2,500,000 shares of common stock covered by this registration statement and all of the Series A and Series B preferred stock (including the Series B preferred stock held by the Selling Stockholder and additional shares of Series B preferred stock that we will issue in respect of accrued dividends prior to July 7, 2000) is converted, the Selling Stockholder's ownership of our common stock would be approximately 45%.

     The following table sets forth certain information regarding the beneficial ownership of common stock by the Selling Stockholder and as adjusted to give effect to the sale of the shares covered by this prospectus.

                                                                                   Shares Beneficialy Owned
                                     Shares Beneficially                               After Offering (2)
                                       Owned Prior to       Number of Shares     ----------------------------
Name of Selling Shareholder             Offering (1)          Being Offered      Number of Shares     Percent
---------------------------          -------------------    ----------------     ----------------     -------
Roche Holdings, Inc.                     17,589,742             2,500,000          15,352,639          44.79%
One Commerce Center, Suite 1050
Wilmington, Delaware 19801
-------------------

(1) Includes the total number of shares of common stock that would result from an assumed conversion of 100% of Series B preferred stock held by the Selling Stockholder at a ratio of 1.81818 shares of common stock per share of Series B preferred stock and does not assume any payment to the Selling Stockholder of accrued dividends on the Series B preferred stock in addtional shares of Series B preferred stock.

(2) Assumes the payment of accrued dividends on the Series B preferred stock in additional shares of Series B preferred stock prior to conversion and conversion of all outstanding shares of Series A and Series B preferred stock into common stock.

                              PLAN OF DISTRIBUTION

     We will receive no proceeds from this offering. The common stock offered hereby may be sold by the Selling Stockholder from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the common stock for whom such brokers-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We agreed to register the common stock under the Securities Act, and pay all reasonable fees and expenses incident to the filing of this Registration Statement.


                                 LEGAL MATTERS

The validity of the common stock will be passed upon on our behalf by Bradford
T. Smith, Executive Vice President, General Counsel, Corporate Compliance Office and Secretary. Mr. Smith is a full-time employee and an officer of Laboratory Corporation of America Holdings and beneficially owns 59,226 shares of common stock.


                                    EXPERTS

The consolidated financial statements of Laboratory Corporation of America Holdings as of December 31, 1999 and 1998 and for each of the three years ended December 31, 1999, which are incorporated by reference to the Annual Report on Form 10-K in this prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission registration fee..............$  45,025
Legal fees and expenses..........................................   30,000
Accounting fees and expenses.....................................   12,000
Miscellaneous....................................................    4,975
                                                                 ---------
     Total.......................................................$  92,000
                                                                 =========

     Except for the SEC registration fee, all of the foregoing are estimates.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As authorized by Section 145 of the General Corporation Law of the State of Delaware ("Delaware Corporation Law"), each director and officer of the Company may be indemnified by the Company against expenses (including attorney's fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending, or completed legal proceedings in which he/she is involved by reason of the fact that he/she is or was a director or officer of the Company; provided that he/she acted in good faith and in a manner that he/she reasonably believed to be in or not opposed to the best interest of the Company; and, with respect to any criminal action or proceeding, that he/she had no reasonable cause to believe that his/her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue, or matter as to which he/she shall have adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless a court determines otherwise.

     Article Sixth of the Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his or her fiduciary duty as director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the provisions of Article VII of the Company's By-laws provide that the Company shall indemnify persons entitled to be indemnified to the fullest extent permitted by the Delaware Corporation Law.

     The Company maintains policies of officers' and directors' liability insurance in respect of acts or omissions of current and former officers and directors of the Company, its subsidiaries, and "constituent" companies that have been merged with the Company.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
5.1       Opinion of Bradford T. Smith, Esquire
23.1      Consent of Bradford T. Smith, Esquire (included in Exhibit 5.1 hereto)
23.2      Consent of PricewaterhouseCoopers LLP
24.1      Power of Attorney (included on the signature page hereto)


ITEM 17.  UNDERTAKINGS

   (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on June 6, 2000.

                                      LABORATORY CORPORATION OF AMERICA
                                      HOLDINGS



                                      By: /s/ Bradford T. Smith
                                         ---------------------------------------
                                          Bradford T. Smith, Esq.
                                          Executive Vice President,
                                          General Counsel, Corporate
                                          Compliance Officer and Secretary


                               POWER OF ATTORNEY

     Each person whose signature to this Registration Statement appears below hereby appoints Thomas P. MacMahon, Wesley R. Elingburg and Bradford T. Smith, and each of them, any of whom may act without the joinder of the others, as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement and any related registration statement filed pursuant to Rule 462 under the Securities Act, which amendments may make such changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                               TITLE                            DATE
          ---------                               -----                            ----
/s/ Thomas P. MacMahon
----------------------------------      Chairman of the Board, President,       June 6, 2000
Thomas P. MacMahon                      Chief Executive Officer and
                                        Director


----------------------------------      Executive Vice President, Chief         June 6, 2000
Wesley R. Elingburg                     Financial Officer and Treasurer

/s/ Jean-Luc Belingard
----------------------------------      Director                                June 6, 2000
Jean-Luc Belingard

/s/ Wendy E. Lane
----------------------------------      Director                                June 6, 2000
Wendy E. Lane

          SIGNATURE                               TITLE                            DATE
          ---------                               -----                            ----
/s/ Robert E. Mittelstaedt, Jr.
----------------------------------      Director                                June 6, 2000
Robert E. Mittelstaedt, Jr.

/s/ James B. Powell, M.D.
----------------------------------      Director                                June 6, 2000
James B. Powell, M.D.


----------------------------------      Director                                June 6, 2000
David B. Skinner, M.D.


----------------------------------      Director                                June 6, 2000
Andrew G. Wallace, M.D.

                                    EXHIBITS


 5.1    Opinion of Bradford T. Smith, Esquire
23.1    Consent of Bradford T. Smith, Esquire (included in Exhibit 5.1 hereto)
23.2    Consent of PricewaterhouseCoopers LLP
24.1    Power of Attorney (included on the signature page hereto)